Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert Senior Director, Investor Relations (214) 303-3437

DEAN FOODS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
Company Reports Fourth Quarter GAAP Earnings from Continuing Operations of $0.56 per Share,
Adjusted Earnings of $0.61 per Share
Company Sets 2007 Expectations for Adjusted EPS of $2.33 to $2.38
     DALLAS, February 7, 2007 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.56 per diluted share from continuing operations for the quarter ended December 31, 2006, compared with $0.48 per diluted share from continuing operations in the fourth quarter of 2005. Net income from continuing operations for the fourth quarter totaled $76.3 million, compared with $69.8 million in the prior year’s fourth quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.61, an increase of 17% from $0.52 in the prior year’s fourth quarter. Adjusted net income for the fourth quarter was $83.9 million compared with adjusted net income of $75.1 million in the fourth quarter of 2005, an increase of 12%.
     “Our fourth quarter was a fitting finish to a very successful year at Dean,” said Gregg Engles, Chairman and Chief Executive Officer. “Our Dairy Group grew full year fluid milk volumes by 2% in 2006 and increased operating income by 6%. WhiteWave Foods continued to drive strong top line growth behind our key brands and drove operational efficiencies that resulted in 21% operating income growth for the year. We have significant momentum as we enter 2007 and look forward to another successful year.”
     Net sales for the fourth quarter totaled $2.6 billion, roughly in-line with net sales for the fourth quarter of 2005, due to strong volume growth at the Dairy Group and sales growth at WhiteWave Foods that was offset by the pass through of lower overall dairy commodity costs.
     Consolidated operating income in the fourth quarter totaled $172.6 million versus $158.9 million in the fourth quarter of 2005. Operating margin for the fourth quarter was 6.65%, as compared to 6.07% in the fourth quarter of the prior year. Adjusted fourth quarter operating income totaled $184.9 million, an increase of 10.3%

from $167.6 million in the fourth quarter of 2005. The adjusted fourth quarter operating margin was 7.13%, up 72 basis points versus the fourth quarter of the prior year.
     Long-term debt at December 31, 2006 was approximately $3.36 billion, including $484 million due within one year. At the end of the year, approximately $1 billion of the Company’s senior credit facility was available for future borrowings.
SEGMENT RESULTS
     Dairy Group net sales for the fourth quarter were $2.2 billion, a 1.7% decrease from $2.3 billion in the fourth quarter of 2005. The sales decrease was due primarily to the pass-through of lower overall dairy commodity costs to our customers, offset by a 1% increase in fluid milk volumes. The fourth quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $12.42 per hundred-weight, a 12% decrease from the same period in 2005. Class II butterfat prices averaged $1.39 per pound in the fourth quarter, 16% lower than the fourth quarter of 2005.
     Dairy Group segment operating income in the fourth quarter was $172.1 million, an increase of 4.2% year-over-year. Dairy Group operating margin increased 43 basis points to 7.67% of sales. Segment operating income growth was driven by increased fluid milk volumes, a relatively favorable dairy commodity environment and improved operational efficiencies.
     WhiteWave Foods reported fourth quarter net sales of $350 million, a 5.0% increase compared to fourth quarter 2005 net sales of $333 million.
     Segment operating income in the fourth quarter for WhiteWave Foods was $46.8 million, an increase of 24.6% from the $37.6 million reported in the fourth quarter of 2005. Segment operating margins improved 211 basis points for the quarter to 13.38% due to higher sales volumes and more efficient operations.
CORPORATE
     Corporate and other expenses totaled $34.1 million, a 3% decrease from the fourth quarter of 2005.
RECENT EVENTS
•	Pursuant to the Company’s share repurchase authorization, the Company repurchased ten million shares of common stock during 2006 at a total cost of approximately $400 million. The Company currently has approximately $220 million remaining under its repurchase authorization.

•	The Company added significantly to its management team in the fourth quarter. Harrald Kroeker joined the Company as Senior Vice President and Chief Operating Officer, Dairy Group. Kroeker joined the Company from Pepsi Bottling Group where he served in multiple executive capacities, including most recently, as Vice President and General Manager, Great West Business Unit.

•	Brad Holcomb also recently joined the Company and will serve as Senior Vice President and Chief Procurement Officer, Dairy Group. Holcomb joined the Company from the turnaround management team at Royal Group Technologies Limited, where he was Senior Vice President of Global Materials and Supply.
OUTLOOK FOR 2007
     “With solid growth in operating income expected from both our business segments this year, we are expecting earnings of $2.33 to $2.38 per share in 2007.” said Engles. “This represents growth of 10% to 12% over 2006 adjusted earnings.”
     The Company expects to report adjusted earnings per share between $0.44 and $0.46 in the first quarter of 2007, or 10% to 15% over the $0.40 reported in the first quarter of 2006. The Company’s earnings guidance excludes the impact of any facility closing and reorganization costs and non-recurring or one-time gains or losses that may occur in 2007.
RESULTS FOR THE YEAR ENDED DECEMBER 31, 2006
     For the year ended December 31, 2006, the Company’s net sales decreased 0.7% to $10.1 billion. Strong sales growth at WhiteWave Foods and volume growth in the Dairy Group were offset by the pass-through of lower dairy commodity costs to customers.
     Operating income for the year ended December 31, 2006 totaled $650.7 million versus $580.1 million in 2005. Adjusted operating income for 2006 totaled $675.8 million, an increase of 9.2% over adjusted operating income of $618.7 million in the prior year. Adjusted operating margins for the year were 6.69%, versus 6.08% in 2005.
     Net income from continuing operations for 2006 totaled $280.3 million, compared with $256.7 million reported in 2005. Diluted earnings per share from continuing operations for the year ended December 31, 2006 totaled $2.01, compared with $1.67 in 2005.

     Adjusted net income for the year totaled $295.7 million, an increase of 5% over $280.6 million in 2005. Adjusted diluted earnings per share for 2006 were $2.12, an increase of 16% over the $1.83 reported in the prior year.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and twelve month periods ended December 31, 2006 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended December 31, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding a $12.3 million charge ($7.6 million net of income tax) related to the closing of our Akron, OH manufacturing facility and other previously announced facility closings and reorganization charges.
     For the quarter ended December 31, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding $8.7 million of charges ($5.4 million net of income tax) related to previously announced facility closings and reorganization charges, including the WhiteWave Foods reorganization.
     For the twelve months ended December 31, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding $25.1 million of charges ($15.4 million net of income tax) related to the closing of our Akron OH manufacturing facility, the closing of our Union, NJ facility, the closing of our Madison, WI distribution center and other previously announced facility closings and reorganizations.
     For the twelve months ended December 31, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, and reorganization charges:

a)	$25.2 million ($15.6 million net of income tax) charge primarily related to plant closures in Union, NJ and Albuquerque, NM and related restructuring activities, and

b)	$13.4 million charge ($8.3 million net of income tax) related to restructuring and non-recurring activities at WhiteWave Foods.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$2,593,838	$2,615,612	$2,593,838	$2,615,612
Cost of sales	1,883,158	1,941,948	1,883,158	1,941,948

Gross profit	710,680	673,664	710,680	673,664

Operating costs and expenses	525,824	506,063	525,824	506,063
Facility closings, reorganization costs and other	12,293	8,705	—	—

Operating income	172,563	158,896	184,856	167,601

Interest expense	50,212	44,550	50,212	44,550
Other (income) expense	481	(228)	481	(228)

Income from continuing operations before income taxes	121,870	114,574	134,163	123,279

Income taxes	45,594	44,823	50,276	48,136

Income from continuing operations	76,276	69,751	83,887	75,143
Loss from discontinued operations, net of tax	(3,314)	(2,025)	—	—

Net income before cumulative effect of accounting change	72,962	67,726	83,887	75,143

Cumulative effect of accounting change	—	(1,552)	—	—

Net income	$72,962	$66,174	$83,887	$75,143

Basic earnings per share:
Income from continuing operations	$0.58	$0.51	$0.64	$0.54
Loss from discontinued operations	(0.03)	(0.02)	—	—
Cumulative effect of accounting change	—	(0.01)	—	—

Net income	$0.55	$0.48	$0.64	$0.54

Basic average common shares (000’s)	131,847	138,053	131,847	138,053

Diluted earnings per share:
Income from continuing operations	$0.56	$0.48	$0.61	$0.52
Loss from discontinued operations	(0.03)	(0.02)	—	—
Cumulative effect of accounting change	—	(0.01)	—	—

Net income	$0.53	$0.45	$0.61	$0.52

Diluted average common shares (000’s)	137,379	145,459	137,379	145,459
[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations and the cumulative effect of accounting change. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$10,098,555	$10,174,718	$10,098,555	$10,174,718
Cost of sales	7,358,676	7,591,547	7,358,676	7,591,547

Gross profit	2,739,879	2,583,171	2,739,879	2,583,171

Operating costs and expenses	2,064,068	1,964,476	2,064,068	1,964,476
Facility closings, reorganization costs and other	25,116	38,599	—	—

Operating income	650,695	580,096	675,811	618,695

Interest expense	194,547	160,230	194,547	160,230
Other (income) expense	435	(682)	435	(682)

Income from continuing operations before income taxes	455,713	420,548	480,829	459,147

Income taxes	175,450	163,898	185,120	178,534

Income from continuing operations	280,263	256,650	295,709	280,613
Income (loss) from discontinued operations, net of tax	(54,849)	53,555	—	—

Net income before cumulative effect of accounting change	225,414	310,205	295,709	280,613

Cumulative effect of accounting change	—	(1,552)	—	—

Net income	$225,414	$308,653	$295,709	$280,613

Basic earnings per share:
Income from continuing operations	$2.09	$1.75	$2.21	$1.91
Income (loss) from discontinued operations	(0.41)	0.36	—	—
Cumulative effect of accounting change	—	(0.01)	—	—

Net income	$1.68	$2.10	$2.21	$1.91

Basic average common shares (000’s)	133,939	146,673	133,939	146,673

Diluted earnings per share:
Income from continuing operations	$2.01	$1.67	$2.12	$1.83
Income (loss) from discontinued operations	(0.40)	0.35	—	—
Cumulative effect of accounting change	—	(0.01)	—	—

Net income	$1.61	$2.01	$2.12	$1.83

Diluted average common shares (000’s)	139,762	153,439	139,762	153,439
[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations and the cumulative effect of accounting change. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings Per Share Summary and Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
GAAP diluted earnings per share from continuing operations	$0.56	$0.48	$2.01	$1.67

Adjustments:
Facility closings, reorganization costs and other	0.05	0.04	0.11	0.16

Adjusted diluted earnings per share	$0.61	$0.52	$2.12	$1.83

Segment Information
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales
Dairy Group	$2,244,049	$2,282,455	$8,820,950	$8,973,442
WhiteWave Foods Company	349,789	333,157	1,277,605	1,201,276

Total	$2,593,838	$2,615,612	$10,098,555	$10,174,718

Segment operating income (loss)
Dairy Group	$172,133	$165,153	$678,011	$642,043
WhiteWave Foods Company	46,791	37,556	139,352	114,950
Corporate / Other	(34,068)	(35,108)	(141,552)	(138,298)

Subtotal	184,856	167,601	675,811	618,695
Facility closings, reorganization costs and other	(12,293)	(8,705)	(25,116)	(38,599)

Total operating income	$172,563	$158,896	$650,695	$580,096

DEAN FOODS COMPANY
Condensed Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
ASSETS	2006	2005

Cash and cash equivalents	$31,140	$24,456
Other current assets	1,348,150	1,376,737

Total current assets	1,379,290	1,401,193

Property, plant & equipment	1,786,907	1,776,801

Intangibles & other assets	3,583,996	3,571,163
Assets of discontinued operations	19,980	301,727

Total Assets	$6,770,173	$7,050,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$852,898	$960,608

Total long-term debt, including current portion	3,355,851	3,386,848

Other long-term liabilities	743,234	675,186
Liabilities of discontinued operations	8,791	126,029

Stockholders’ equity:
Common stock	1,284	1,342
Additional paid-in capital	624,475	922,791
Retained earnings	1,229,427	1,004,013
Other comprehensive income (loss)	(45,787)	(25,933)

Total stockholders’ equity	1,809,399	1,902,213

Total Liabilities and Stockholders’ Equity	$6,770,173	$7,050,884

DEAN FOODS COMPANY
Condensed Statements of Cash Flows
(Dollars in thousands)

	Twelve Months Ended December 31,
Operating Activities	2006	2005

Net income	$225,414	$308,653
Loss (income) from discontinued operations	54,849	(53,556)
Depreciation and amortization	227,682	214,630
Deferred income taxes	66,994	34,141
Share-based compensation	36,871	40,067
Changes in current assets and liabilities	(76,303)	(13,672)
Other	24,831	11,675

Net cash provided by continuing operations	560,338	541,938
Net cash (used in) provided by discontinued operations	(3,302)	13,838

Net cash provided by operating activities	557,036	555,776

Investing Activities
Additions to property, plant and equipment	(237,242)	(287,129)
Cash outflows for acquisitions	(16,918)	(1,378)
Proceeds from divestitures	95,982	189,862
Proceeds from sale of fixed assets	6,190	8,357

Net cash used in continuing operations	(151,988)	(90,288)
Net cash used in discontinued operations	(15,151)	(27,432)

Net cash used in investing activities	(167,139)	(117,720)

Financing Activities
Proceeds from the issuance of debt	496,633	272,183
Repayment of debt	(550,086)	(114,837)
Issuance of common stock, net	32,311	57,718
Redemption of common stock	(400,062)	(699,878)
Tax savings on share-based compensation	31,211	20,614
Other	(6,974)	(4,279)

Net cash used in continuing operations	(396,967)	(468,479)
Net cash provided by discontinued operations	13,754	29,522

Net cash used in financing activities	(383,213)	(438,957)

Increase (decrease) in cash and cash equivalents	6,684	(901)
Beginning cash balance	24,456	25,357

Ending cash balance	$31,140	$24,456